EXHIBIT 99.5

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Sends Letter to Medafor, Inc. Shareholders

ATLANTA, GA (January 21, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has sent the following letter to Medafor shareholders discussing its strategic proposal to purchase the outstanding shares of Medafor:

Important Information for Medafor Shareholders
January 21, 2010

Dear Fellow Medafor Shareholder:

You have probably seen the headlines regarding CryoLife’s increased stake in Medafor and our proposal to the Medafor board of directors to combine our two companies.  I wanted to take this opportunity to personally explain why we have taken this action, why our proposal is financially and strategically compelling, and what you can do to make your opinion heard.

We have great regard for Medafor’s MPH® polysaccharide hemostatic technology, and we believe it has significant, untapped growth potential.  CryoLife currently has the exclusive right to distribute this technology under the private label HemoStase® within the U.S. for use in cardiac and vascular surgery, and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.  As Medafor’s largest distributor, CryoLife achieved $6 million in sales of HemoStase in 2009.

Unfortunately, we do not believe that Medafor has the resources to maximize the potential of this exciting technology on its own given the capital and other constraints facing the company.  At the same time, we believe it is critical that Medafor fully develop this technology in order for Medafor shares to realize their full potential value.  We have acquired a large stake in Medafor as a first step in our efforts to combine CryoLife and Medafor, drive additional growth of HemoStase and related products, and deliver earnings and revenue growth for CryoLife and Medafor shareholders.

CryoLife and Medafor: A Strong Strategic Fit

We believe that Medafor’s hemostatic technology serves as a perfect complement to CryoLife’s product portfolio, particularly our BioGlue® technology.  A combination of our companies would allow us to offer surgeons a full range of products to assist them in controlling and preventing bleeding.  CryoLife’s financial strength (positive cash flow and positive earnings growth), strong direct sales force (45 direct sales representatives in the U.S. and direct sales forces in the United Kingdom and Germany), international distribution network, and experienced management team would allow us to drive additional growth of Medafor beyond its current capabilities, and create greater value for all shareholders.

Combination of CryoLife and Medafor:  Our Proposed Offer

On January 13, 2010, we sent a letter to Medafor’s board of directors proposing to acquire all of Medafor’s remaining outstanding shares for $2.00 per share, to be paid in cash and stock, subject to completion of reasonable due diligence.  We believe the price we are offering is full and fair.  In fact, it represents a significant premium to that which we understand Medafor’s management and board have recently offered to convert debt into equity, and is equivalent to the value at which recent stock transactions have taken place.  It is also in line with the valuations of comparable public companies and with recent comparable publicly-disclosed M&A transactions.

While we believe our initial proposal is a strong one, we welcome further dialogue and are open to negotiation with the Medafor board.  As we indicated in our recent communication to Medafor, we do not have the most current information regarding Medafor and its prospects, and we are willing to negotiate in good faith to determine Medafor’s appropriate value.

Negotiations with the Medafor board would also allow us to determine the right mix of cash and stock.  We believe a cash/stock offer is appropriate and attractive, as the cash component would provide Medafor shareholders with immediate and certain value, while the stock portion would allow shareholders to participate in future upside through continued ownership of the combined company.  We think the prospects for CryoLife are strong and that Medafor shareholders will be able to realize additional value by owning our stock.  It is also important to note that ownership of CryoLife stock would provide you with further liquidity, as you would be able to trade this stock on the New York Stock Exchange.  That said, given the current economic climate, we recognize that cash may be more important to some shareholders, and we are therefore prepared to evaluate how to best address this.

Medafor’s board has to date refused to enter into negotiations regarding our proposal.  Their refusal to enter into discussions with us hurts Medafor shareholders as it impedes your ability to receive a fair price for your shares.  The goal of this letter is simply to provide you with more information about our proposal and encourage you to contact Medafor’s board to make your voice heard if you have an opinion about Medafor’s future and our proposal.

WHAT YOU CAN DO NOW
As Medafor’s largest shareholder, we believe that it is important for every shareholder to communicate with the Medafor board.  If you have an opinion about anything we’ve discussed in this letter, please contact your board members today and let them know what you think.  The phone numbers and addresses for the Medafor board and management are 877-633-2367 and 2700 Freeway Boulevard, Suite 800, Minneapolis, MN 55430.  Make sure your board knows where you stand!

Enclosed with this letter is a copy of CryoLife’s 25th anniversary book, which provides information concerning CryoLife, its products and services, and the thousands of people who have been positively impacted by those products and services.  If you would like more information about CryoLife and its proposal to acquire Medafor, please visit www.cryolife.com/medaforoffer or contact Nina Devlin at 212-704-8145.  Additionally, if you would like to receive any future communications via email, please send an email request to medaforshareholderinfo@cryolife.com.

We are optimistic that you will be as enthusiastic as we are about what CryoLife and Medafor can accomplish together.  I look forward to communicating with you again in the near future.

Sincerely,

Steven G. Anderson
Founder, CEO and President

ADDITIONAL IMPORTANT INFORMATION

This announcement is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic™ Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

END